UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2012

Sykes Enterprises, Incorporated

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 N. Ashley Drive, Suite 2800, Tampa, Florida		33602
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 274-1000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See Item 2.01 below.

Item 2.01. Completion of Acquisition or Disposition of Assets

As previously announced, on November 29, 2011, the Finance Committee of the Board of Directors of Sykes Enterprises, Incorporated (the “Company”) approved a plan to sell its Spanish operations, which are operated through its Spanish subsidiary, Sykes Enterprises, Incorporated S.L. (“Sykes Spain”). Sykes Spain operates customer contact management centers, with annualized revenues of approximately $39.3 million in 2011, providing contact center services through a total of three customer contact management centers in Spain to clients in Spain. The decision to sell the Spanish operations was made after management completed a strategic review of the Spanish market and determined the operations were no longer consistent with the Company’s strategic direction.

On March 29, 2012, Sykes Spain entered into the asset purchase agreement attached hereto as Exhibit 99.1, by and between Sykes Spain and Iberphone, S.A.U., and pursuant thereto, on March 29, 2012, Sykes Spain completed the sale of fixed assets located in Ponferrada, Spain, which were previously written down to zero, cash of $4.1 million, and certain contracts and licenses relating to the business of Sykes Spain, to Iberphone, S.A.U. Under the agreement, Ponferrada, Spain employees were transferred to Iberphone S.A.U. who assumed certain payroll liabilities in the approximate amount of $1.7 million, and paid a nominal purchase price for the assets.

On March 30, 2012, the Company entered into the stock purchase agreement attached hereto as Exhibit 99.2, by and among the parties listed therein, and pursuant thereto, on March 30, 2012, the Company completed the sale of all of the shares of capital stock of Sykes Spain to the purchaser, who was a member of the management of Sykes Spain, for a nominal price. Pursuant to the agreement, immediately prior to closing, the Company made a cash capital contribution of $8.6 million to Sykes Spain to cover a portion of Sykes Spain’s liabilities and to fund the $4.1 million of cash sold pursuant to the asset purchase agreement with Iberphone, S.A.U. discussed above. As this was a stock transaction, the Company anticipates no future obligation with regard to Sykes Spain and there are no material post closing obligations.

As a result of these transactions the Company expects to recognize a pre-tax loss on disposal of Sykes Spain operations of approximately $11.0 to $11.5 million in the first quarter of 2012, subject to final accounting and income tax adjustments.

The foregoing descriptions of the asset purchase agreement and stock purchase agreement relating to the sale of the Spanish operations are qualified in its entirety by the terms and provisions of the agreements, which are attached hereto as Exhibits 99.1 and 99.2.

Item 2.05. Costs Associated with Exit or Disposal Activities.

See Item 2.01 above.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Asset Purchase Agreement, dated as of March 29, 2012.

Exhibit 99.2	Stock Purchase Agreement, dated as of March 30, 2012.

(Remainder of page intentionally left blank.)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES INCORPORATED

	By:	/s/ W. Michael Kipphut
Executive Vice President and
Chief Financial Officer

Date: April 4, 2012